EXHIBIT 99.6

NRG EASTERN LLC

FINANCIAL STATEMENTS

At June 30, 2004 and December 31, 2003, and for
the Three and Six Months Ended June 30, 2004 and 2003

NRG EASTERN LLC

INDEX

Page(s)

Financial Statements (Unaudited)
Unaudited Balance Sheets at June 30, 2004 and December 31, 2003	2
Unaudited Statements of Operations for the three and six months ended June 30, 2004 and 2003	3
Unaudited Statements of Member’s Equity for the three and six months ended June 30, 2004 and 2003	4-5
Unaudited Statements of Cash Flows for the six months ended June 30, 2004 and 2003	6
Notes to Unaudited Financial Statements	7-12

NRG EASTERN LLC

BALANCE SHEETS

(Unaudited)

	Reorganized Company

	June 30,	December 31,
	2004	2003

	(In thousands of dollars)
ASSETS
Investment in affiliate	$628,140	$567,740
Noncurrent deferred income tax	42,133	45,556

Total assets	$670,273	$613,296

LIABILITIES AND MEMBER’S EQUITY
Current liabilities
Accounts payable — affiliates	$3	$—

Total current liabilities	3	—
Commitments and contingencies
Member’s equity	670,270	613,296

Total liabilities and member’s equity	$670,273	$613,296

The accompanying notes are an integral part of these financial statements.

NRG EASTERN LLC

STATEMENTS OF OPERATIONS

(Unaudited)

	Reorganized	Predecessor	Reorganized	Predecessor
	Company	Company	Company	Company

	Three Months Ended		Six Months Ended

	June 30,	June 30,	June 30,	June 30,
	2004	2003	2004	2003

	(In thousands of dollars)
General and administrative expenses	$1	$—	$3	$2
Equity in earnings (losses) in unconsolidated affiliate	28,272	(143,105)	66,561	(157,720)

Income (loss) before income taxes	28,271	(143,105)	66,558	(157,722)
Income tax expense (benefit)	12,151	(61,509)	28,608	(67,792)

Net income (loss)	$16,120	$(81,596)	$37,950	$(89,930)

The accompanying notes are an integral part of these financial statements.

NRG EASTERN LLC

STATEMENTS OF MEMBER’S EQUITY

For the Three Months Ended June 30, 2004 and 2003
(Unaudited)

					Accumulated
	Member		Member	Accumulated	Other	Total
			Contributions/	Net Income	Comprehensive	Member’s
	Units	Amount	Distributions	(Loss)	Income	Equity

	(In thousands of dollars)
Balances at March 31, 2003 (Predecessor Company)	1,000	$1	$412,164	$25,270	$6,156	$443,591
Net loss				(81,596)		(81,596)
Impact of SFAS No. 133 for the three months ended June 30, 2003					(6,156)	(6,156)

Comprehensive loss						(87,752)

Balances at June 30, 2003 (Predecessor Company)	1,000	$1	$412,164	$(56,326)	$—	$355,839

Balances at March 31, 2004 (Reorganized Company)	1,000	$1	$625,913	$24,753	$(7,635)	$643,032
Net income				16,120		16,120
Impact of SFAS No. 133 for the three months ended June 30, 2004					1,474	1,474

Comprehensive income						17,594
Contribution from member			9,644			9,644

Balances at June 30, 2004 (Reorganized Company)	1,000	$1	$635,557	$40,873	$(6,161)	$670,270

The accompanying notes are an integral part of these financial statements.

NRG EASTERN LLC

STATEMENTS OF MEMBER’S EQUITY

For the Six Months Ended June 30, 2004 and 2003
(Unaudited)

					Accumulated
	Member		Member	Accumulated	Other	Total
			Contributions/	Net Income	Comprehensive	Member’s
	Units	Amount	Distributions	(Loss)	Income	Equity

	(In thousands of dollars)
Balances at December 31, 2002 (Predecessor Company)	1,000	$1	$412,164	$33,604	$14,418	$460,187
Net loss				(89,930)		(89,930)
Impact of SFAS No. 133 for the six months ended June 30, 2003					(14,418)	(14,418)

Comprehensive loss						(104,348)

Balances at June 30, 2003 (Predecessor Company)	1,000	$1	$412,164	$(56,326)	$—	$355,839

Balances at December 31, 2003 (Reorganized Company)	1,000	$1	$610,372	$2,923	$—	$613,296
Net income				37,950		37,950
Impact of SFAS No. 133 for the six months ended June 30, 2004					(6,161)	(6,161)

Comprehensive income						31,789
Contribution from member			25,185			25,185

Balances at June 30, 2004 (Reorganized Company)	1,000	$1	$635,557	$40,873	$(6,161)	$670,270

The accompanying notes are an integral part of these financial statements.

NRG EASTERN LLC

STATEMENTS OF CASH FLOWS

(Unaudited)

	Reorganized	Predecessor
	Company	Company

	Six Months	Six Months
	Ended	Ended
	June 30, 2004	June 30, 2003

	(In thousands of dollars)
Cash flows from operating activities
Net income (loss)	$37,950	$(89,930)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Distributions (less than) in excess of equity earnings of unconsolidated affiliate	(66,561)	157,720
Deferred income taxes	3,423	(67,792)
Current tax expense — noncash contribution from member	25,185	—
Changes in assets and liabilities
Accounts payable — affiliates	3	2

Net cash provided by operating activities	—	—

Net change in cash and cash equivalents	—	—
Cash and cash equivalents
Beginning of period	—	—

End of period	$—	$—

The accompanying notes are an integral part of these financial statements.

NRG EASTERN LLC

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

1.	Organization

      NRG Eastern LLC (the “Company”), a directly held wholly owned subsidiary of NRG Energy, Inc. (“NRG Energy”), primarily holds a 50% equity interest in NRG Northeast Generating LLC (“Northeast Gen”) which owns electric power generation plants in the northeastern region of the United States. Northeast Gen was formed in 1999 for the purpose of financing, acquiring, owning, operating and maintaining, through its subsidiaries and affiliates the power generation facilities owned by Arthur Kill Power LLC, Astoria Gas Turbine Power LLC, Connecticut Jet Power LLC, Devon Power LLC, Dunkirk Power LLC, Huntley Power LLC, Middletown Power LLC, Montville Power LLC, Norwalk Power LLC, Oswego Harbor Power LLC and Somerset Power LLC.

Recent Developments

      On May 14, 2003, NRG Energy and 25 of its direct and indirect wholly owned subsidiaries commenced voluntary petitions under Chapter 11 of the bankruptcy code in the United Sates Bankruptcy Court for the Southern District of New York. Northeast Gen was included in the Chapter 11 filing. During the bankruptcy proceedings, NRG Energy continued to conduct business and manage the companies as debtors in possession pursuant to sections 1107(a) and 1108 of the bankruptcy code. Two plans of reorganization were filed in connection with the restructuring efforts. The first, filed on May 14, 2003, and referred to as NRG Energy’s Plan of Reorganization, relates to NRG Energy and the other NRG Energy plan debtors. The second plan, relating to Northeast Gen, its subsidiaries and the South Central subsidiaries, referred to as the Northeast/ South Central Plan of Reorganization, was filed on September 17, 2003. On November 24, 2003, the bankruptcy court entered an order confirming NRG Energy’s Plan of Reorganization and the plan became effective on December 5, 2003. On November 25, 2003, the bankruptcy court issued an order confirming the Northeast/ South Central Plan of Reorganization and the plan became effective on December 23, 2003. In connection with NRG Energy’s emergence from bankruptcy, NRG Energy adopted fresh start accounting in accordance with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”) on December 5, 2003. NRG Energy’s fresh start accounting was applied to the Company on a push down accounting basis with the financial statement impact recorded as an adjustment to the December 6, 2003 member’s equity.

Northeast/ South Central Plan of Reorganization

      The Northeast/ South Central Plan of Reorganization was proposed on September 17, 2003, after the necessary financing commitments were secured. On November 25, 2003, the bankruptcy court issued an order confirming the Northeast/ South Central Plan of Reorganization and the plan became effective on December 23, 2003. In connection with the order confirming the Northeast/ South Central Plan of Reorganization, the court entered a separate order which provides that the allowed amount of the bondholders’ claims shall equal in the aggregate the sum of (i) $1.3 billion plus (ii) any accrued and unpaid interest at the applicable contract rates through the date of payment to the indenture trustee plus (iii) the reasonable fees, costs or expenses of the collateral agent and indenture trustee (other than reasonable professional fees incurred from October 1, 2003) plus (iv) $19.6 million, ratably, for each holder of bonds based upon the current outstanding principal amount of the bonds and irrespective of (a) the date of maturity of the bonds, (b) the interest rate applicable to such bonds and (c) the issuer of the bonds.

      The creditors of Northeast Gen and South Central subsidiaries were unimpaired by the Northeast/ South Central Plan of Reorganization. The creditors holding allowed general secured claims were paid in cash, in full on the effective date of the Northeast/ South Central Plan of Reorganization. Holders of allowed unsecured claims received either (i) cash equal to the unpaid portion of their allowed unsecured claim, (ii) treatment that leaves unaltered the legal, equitable and contractual rights to which such unsecured claim entitles the

NRG EASTERN LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

holder of such claim, (iii) treatment that otherwise renders such unsecured claim unimpaired pursuant to section 1124 of the bankruptcy code or (iv) such other, less favorable treatment that is confirmed in writing as being acceptable to such holder and to the applicable debtor.

2.	Summary of Significant Accounting Policies

Basis of Presentation

      As used in these unaudited interim financial statements, “Predecessor Company” refers to the Company prior to NRG Energy’s emergence from bankruptcy. “Reorganized Company” refers to the Company after NRG Energy’s emergence from bankruptcy.

      The accompanying unaudited interim financial statements have been prepared in accordance with the Securities and Exchange Commission’s or “SEC” regulations for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The accounting policies followed are set forth in Note 2 to the Company’s annual audited financial statements for the year ended December 31, 2003. The following notes should be read in conjunction with such policies and other disclosures. Interim results are not necessarily indicative of results for a full year.

      In the opinion of management, the accompanying unaudited interim financial statements contain all material adjustments necessary to present fairly the Company’s financial position as of June 30, 2004 and December 31, 2003, the results of its operations and member’s equity for the three and six months ended June 30, 2004 and 2003 and cash flows for the six months ended June 30, 2004 and 2003. Certain prior-year amounts have been reclassified for comparative purposes.

Comparability of Financial Information

      Due to NRG Energy’s adoption of Fresh Start as of December 5, 2003, the Reorganized Company’s balance sheet, statement of operations and statement of cash flows have not been prepared on a consistent basis with the Predecessor Company’s financial statements and are not comparable in certain respects to the financial statements prior to the application of push down accounting from NRG Energy’s fresh start accounting. A black line has been drawn on the accompanying financial statements (excluding the balance sheet) to separate and distinguish between the Reorganized Company and the Predecessor Company.

3.	Derivative Instruments and Hedging Activity

      Statement of Financial Accounting Standards SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”), as amended, requires the Company to record all derivatives on the balance sheet as assets or liabilities at fair value. For derivatives designated as cash flow hedges, the effective portion of the changes in fair value of the derivatives are recorded in accumulated other comprehensive income (“OCI”) and subsequently recognized in earnings when the hedged items impact income. For derivatives designated as hedges of the fair value of assets or liabilities, the changes in fair value of both the derivatives and the hedged items are recorded in current earnings. Changes in the fair value of nonhedge derivatives will be immediately recognized in earnings.

      SFAS No. 133 applies to the Northeast Gen’s long-term power sales contracts, long-term fuel purchase contracts and other energy related commodities financial instruments used to mitigate variability in earnings due to fluctuations in spot market prices, hedge fuel requirements at generation facilities and protect investments in fuel inventories. At June 30, 2004, Northeast Gen had various commodity contracts extending through December 2005.

NRG EASTERN LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

Energy Related Commodities

      The Company is exposed to commodity price variability in electricity, emission allowances, natural gas, oil and coal used to meet fuel requirements. In order to manage these commodity price risks, the Company entered into financial instruments, which may take the form of fixed price, floating price or indexed sales or purchases, and options, such as puts, calls, basic transactions and swaps. Certain of these transactions have been designated as cash flow hedges. The Company has accounted for these derivatives by recording the effective portion of the cumulative gain or loss on the derivative instruments as a component of OCI in member’s equity. The Company recognizes deferred gains and losses into earnings in the same period or periods during which the hedged transaction affects earnings. Such reclassifications are included on the same line of the statement of operations in which the hedged item is recorded.

Accumulated Other Comprehensive Income

      The following table summarizes the effects of SFAS No. 133 on the Company’s accumulated other comprehensive income balance attributable to hedged derivatives:

	Reorganized	Predecessor	Reorganized	Predecessor
	Company	Company	Company	Company

	Three Months Ended June 30,		Six Months Ended June 30,

	2004	2003	2004	2003

	(In thousands of dollars)
Energy Commodities Gains (Losses)
Beginning Balance	$(7,635)	$6,156	$—	$14,418
Unwound from OCI during period Due to unwinding of previously deferred amounts	4,278	(6,156)	4,567	(14,418)
Mark to market of hedge contracts	(2,804)	—	(10,728)	—

Ending Balance	$(6,161)	$—	$(6,161)	$—

Losses expected to unwind from OCI during next 12 months	$(6,709)	$—	$(6,709)	$—

Reorganized Company

      Losses of $4.3 and $4.6 million were reclassified from OCI to current period earnings during the three and six months ended June 30, 2004, due to the unwinding of previously deferred amounts. These amounts are recorded on the same line in the statement of operations in which the hedged items are recorded. Also, during the three and six months ended June 30, 2004, the Company recorded losses in OCI of approximately $2.8 million and $10.7 million, respectively, related to changes in the fair values of derivatives accounted for as hedges.

      The net balance in OCI relating to SFAS No. 133 as of June 30, 2004, was an unrecognized loss of approximately $6.2 million. The Company expects $6.7 million of deferred net losses on derivative instruments accumulated in OCI to be recognized in earnings during the next twelve months.

Predecessor Company

      Gains of $6.2 million and $14.4 million were reclassified from OCI to current period earnings during the three and six months ended June 30, 2003, due to the unwinding of previously deferred amounts. These amounts are recorded on the same line in the statement of operations in which the hedged items are recorded. Also, during the three and six months ended June 30, 2003, the Company recorded no amounts related to

NRG EASTERN LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

changes in the fair values of derivatives accounted for as hedges. The net balance in OCI relating to SFAS No. 133 as of June 30, 2003, was $0.

4.	Guarantees

      In November 2002, the FASB issued FASB Interpretation No. (“FIN”) 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year end. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The interpretation addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. The interpretation also clarifies the requirements related to the recognition of a liability by a guarantor at the inception of the guarantee for the obligations the guarantor has undertaken in issuing the guarantee.

      In connection with the application of push down accounting, all outstanding guarantees were considered new; accordingly, the Company applied the provision of FIN 45 to all of these guarantees. Each guarantee was reviewed for the requirement to recognize a liability at inception.

      Northeast Gen and the Company are guarantors under the debt issued by the Company’s parent, NRG Energy. NRG Energy issued $1.25 billion of 8% Second Priority Notes on December 23, 2003, due and payable on December 15, 2013. On January 28, 2004, NRG Energy also issued $475.0 million of Second Priority Notes, under the same terms and indenture as its December 23, 2003 offering.

      NRG Energy’s payment obligations under the notes and all related Parity Lien Obligations are guaranteed on an unconditional basis by each of NRG Energy’s current and future restricted subsidiaries, of which the Company is one. The notes are jointly and severally guaranteed by each of the guarantors. The subsidiary guarantees of the notes are secured, on a second priority basis, equally and ratably with any future Parity Lien Debt, by security interests in all of the assets of the guarantors, except certain excluded assets, subject to liens securing parity lien debt and other permitted prior liens.

      The Company’s obligations pursuant to its guarantees of the performance, equity and indebtedness obligations were as follows:

	Guarantee/
	Maximum		Expiration
	Exposure	Nature of Guarantee	Date	Triggering Event

	(In thousands of dollars)
NRG Energy Second Priority Notes due 2013	$1,753,000	Obligations under credit agreement	2013	Nonperformance

5.	Investments Accounted for by the Equity Method

      The Company has a 50% equity investment in NRG Northeast Generating LLC which owns electric power generation plants in the northeast region of the United States. Northeast Generation Holding LLC owns the remaining 50% interest in NRG Northeast Generating LLC. The equity method of accounting is applied to such investments in affiliates, which include joint ventures and partnerships because the ownership structure prevents the Company from exercising a controlling influence over operating and financial policies of the projects. Under this method, equity in the pretax income or losses of such projects are reflected as equity in earnings of unconsolidated affiliates.

NRG EASTERN LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Summarized financial information of the Company’s only unconsolidated affiliate, NRG Northeast Generating LLC, without the impact of income taxes recorded is as follows:

Results of operations:

	Reorganized	Predecessor	Reorganized	Predecessor
	Company	Company	Company	Company

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003

	(In thousands of dollars)
Operating revenues	$229,542	$163,172	$505,672	$343,386
Costs and expenses	172,999	449,381	372,551	658,826

Net income (loss) before taxes	$56,543	$(286,209)	$133,121	$(315,440)

Financial position:

	Reorganized Company

	June 30,	December 31,
	2004	2003

	(In thousands of dollars)
Current assets	$297,181	$162,283
Other assets	1,039,125	1,064,874

Total assets	$1,336,306	$1,227,157

Current liabilities	$68,470	$84,149
Other liabilities	11,557	7,528
Member’s equity	1,256,279	1,135,480

Total liabilities and member’s equity	$1,336,306	$1,227,157

6.	Income Taxes

      The Company is included in the consolidated tax return filings as a wholly owned indirect subsidiary of NRG Energy. Reflected in the financial statements and notes below are separate company federal and state tax provisions as if the Company had prepared separate filings. An income tax provision has been established on the accompanying financial statements as of the earliest period presented in order to reflect income taxes as if the Company filed its own tax return. The Company’s parent, NRG Energy, does not have a tax allocation agreement with its subsidiaries and prior to January 1, 2003, income taxes were not recorded or allocated to non tax paying entities or entities such as the Company which are treated as disregarded entities for tax purposes. Because the Company is not a party to a tax sharing agreement, current tax expense (benefit) is recorded as a capital contribution from (distribution to) the Company’s parent. The cumulative effect of recording an income tax provision (benefit) and deferred taxes resulted in recording as of December 31, 2002, a net deferred tax liability of $29.2 million and a reduction to member’s equity of $29.2 million.

      Income taxes for the six months ended June 30, 2004 was a tax expense of $28.6 million compared to a tax benefit of $67.8 million for the same period in 2003. The tax expense for the six months ended June 30, 2004 includes federal tax expense of $20.4 million and state tax expense of $8.2 million. The tax benefit for the same period in 2003 includes federal tax benefit of $48.4 million and state tax benefit of $19.4 million.

      Income taxes for the three months ended June 30, 2004 was a tax expense of $12.2 million compared to a tax benefit of $61.5 million for the same period in 2003. The tax expense for the three months ended June 30,

NRG EASTERN LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

2004 includes federal tax expense of $8.7 million and state tax expense of $3.5 million. The tax benefit for the same period in 2003 includes federal tax benefit of $43.9 million and state tax benefit of $17.6 million.

      The effective income tax rate for the periods ended June 30, 2004 and 2003, differs from the statutory federal income tax rate of 35% due to state taxes.

      As of June 30, 2004 and December 31, 2003, the Company had $42.1 million and $45.6 million, respectively, of noncurrent deferred tax assets attributable primarily to differences between book and tax basis of investment in project. A valuation allowance was not established against these deferred tax assets given the likelihood of realization.

7.	Commitments and Contingencies

      In the normal course of business, the Company is subject to various claims and litigation. Management of the Company expects that these various litigation items will not have a material adverse effect on the results of operations or financial position of the Company.